                                                                                                       EXHIBIT 12.1



                                                       VALERO ENERGY CORPORATION
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                         (Dollars in Thousands)

                                             Nine Months Ended              Year Ended
                                             September 30, 1994          December 31, 1993         Year Ended December 31,
                                          Pro Forma<F1> Historical Pro Forma<F1> Historical    1992     1991     1990     1989

Pretax income from continuing
  operations . . . . . . . . . . . . . . .  $ 25,146     $ 36,639    $ 76,698     $ 68,224  $131,419 $146,367 $145,593 $ 59,301
Add (Deduct):
   Net interest expense. . . . . . . . . .    74,040       52,266      89,413       37,182    30,423   12,540   18,067   24,361
   Amortization of previously capitalized
     interest. . . . . . . . . . . . . . .     5,135        4,570       6,300        4,998     4,544    3,457    3,416    3,390
   Interest portion of rental expense<F2>.     6,121        4,558       8,003        4,316     4,214    3,913    4,256    4,502
   Distributions (less than)/in excess of
      equity in earnings of VNGP, L.P.<F3>      -          18,968        -          (4,970)   (1,067)   1,030   (5,603)  11,611
      Earnings as defined. . . . . . . . .  $110,442     $117,001    $180,414     $109,750  $169,533 $167,307 $165,729 $103,165

Net interest expense . . . . . . . . . . .  $ 74,040     $ 52,266    $ 89,413     $ 37,182  $ 30,423 $ 12,540 $ 18,067 $ 24,361
Capitalized interest . . . . . . . . . . .     1,741        1,548      14,048       12,335    15,853   25,408    6,499      610
Interest portion of rental expense<F2> . .     6,121        4,558       8,003        4,316     4,214    3,913    4,256    4,502
      Fixed charges as defined . . . . . .  $ 81,902     $ 58,372    $111,464     $ 53,833  $ 50,490 $ 41,861 $ 28,822 $ 29,473

Ratio of earnings to fixed charges . . . .      1.35x        2.00x       1.62x        2.04x     3.36x    4.00x    5.75x    3.50x

<F1>
The pro forma computation for the periods ended December 31, 1993 and September 30, 1994 assumes that the acquisition of the outstanding interests in the Natural Gas Partnership occurred on January 1, 1993 and January 1, 1994, respectively.

<F2>
The interest portion of rental expense represents one-third of rents, which is deemed representative of the interest portion of rental expense.

<F3>
Represents the Company's undistributed equity in earnings or distributions in excess of equity in earnings of the Natural Gas Partnership for the periods prior to and including
May 31, 1994. On May 31, 1994, the Merger of the Natural Gas Partnership with the Company was consummated and the Natural Gas Partnership became a wholly owned subsidiary of the Company.
